NEWS RELEASE
FOR IMMEDIATE RELEASE
October 29, 2015
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS FISCAL YEAR 2015 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the fiscal year ended September 30, 2015. Detailed results will be available in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2015, which will be filed with the Securities and Exchange Commission ("SEC") on or about November 25, 2015 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $18.8 million, including $669 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.14;

•	net interest margin of 1.75% (2.10% excluding the effects of the daily leverage strategy);

•	paid dividends of $11.4 million, or $0.085 per share; and

•	announced a $70.0 million stock repurchase plan.

Highlights for the fiscal year include:

•	net income of $78.1 million, including $2.8 million from the daily leverage strategy;

•	basic and diluted earnings per share of $0.58;

•	net interest margin of 1.73% (2.07% excluding the effects of the daily leverage strategy);

•	loan portfolio growth of 6%; and

•	declared a fiscal year 2015 cash true-up dividend of $0.25 per share payable on December 4, 2015.

Comparison of Operating Results for the Years Ended September 30, 2015 and 2014

For fiscal year 2015, the Company recognized net income of $78.1 million, or $0.58 per share, compared to net income of $77.7 million, or $0.56 per share, for fiscal year 2014. The increase in earnings per share was due mainly to the repurchase of shares pursuant to the Company's recently completed $175.0 million stock repurchase plan. The $399 thousand, or 0.5%, increase in net income was due primarily to the daily leverage strategy. Net income attributable to the daily leverage strategy was $2.8 million during the current fiscal year, compared to $501 thousand for the prior fiscal year.

Net interest income increased $5.6 million, or 3.1%, from the prior fiscal year to $189.8 million for the current fiscal year due primarily to the daily leverage strategy. The net interest margin decreased 27 basis points, from 2.00% for the prior fiscal year, to 1.73% for the current fiscal year as a result of the daily leverage strategy. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.07% for the current fiscal year and the prior fiscal year. The positive impact on the net interest margin resulting from the shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans was offset by a decrease in market interest rates.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 44 basis points, from 3.15% for the prior fiscal year, to 2.71% for the current fiscal year, while the average balance of interest-earning assets increased $1.74 billion from the prior fiscal year. The decrease in the weighted average yield and the increase in the average balance were due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased from 3.25% for the prior fiscal year to 3.22% for the current fiscal year, while the average balance would have increased $18.1 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$235,500	$229,944	$5,556	2.4%
Mortgage-backed securities ("MBS")	36,647	45,300	(8,653)	(19.1)
Federal Home Loan Bank Topeka ("FHLB") stock	12,556	6,555	6,001	91.5
Investment securities	7,182	7,385	(203)	(2.7)
Cash and cash equivalents	5,477	1,062	4,415	415.7
Total interest and dividend income	$297,362	$290,246	$7,116	2.5

The increase in interest income on loans receivable was due to a $307.5 million increase in the average balance of the portfolio, partially offset by a nine basis point decrease in the weighted average yield on the portfolio, to 3.69% for the current fiscal year. The weighted average yield decrease was due primarily to adjustable-rate loans, endorsements, and refinances repricing loans to lower market rates, along with an increase in net deferred premium amortization.

The decrease in interest income on the MBS portfolio was due primarily to a $299.4 million decrease in the average balance of the portfolio as cash flows not reinvested were used largely to fund loan growth. Additionally, the weighted average yield on the MBS portfolio decreased 10 basis points, from 2.35% during the prior fiscal year, to 2.25% for the current fiscal year. The decrease in the weighted average yield was due primarily to repayments of MBS with yields greater than the weighted average yield on the existing portfolio, as well as to an increase in the impact of net premium amortization. Net premium amortization of $5.4 million during the current fiscal year decreased the weighted average yield on the portfolio by 32 basis points. During the prior fiscal year, $5.7 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 29 basis points. As of September 30, 2015, the remaining net balance of premiums on our portfolio of MBS was $14.2 million.

The increase in dividends received on FHLB stock was due primarily to a $70.5 million increase in the average balance as a result of the daily leverage strategy, as well to as an increase in the FHLB dividend rate between the two periods. The increase in interest income on cash and cash equivalents was due primarily to a $1.71 billion increase in the average balance resulting mainly from the daily leverage strategy.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 24 basis points, from 1.36% for the prior fiscal year, to 1.12% for the current fiscal year, while the average balance of interest-bearing liabilities increased $1.83 billion from the prior fiscal year due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased six basis points from the prior fiscal year, to 1.35%, due primarily to a decrease in the cost of term borrowings while the average balance of interest-bearing liabilities would have increased $108.4 million, primarily as a result of deposit growth. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$67,797	$63,217	$4,580	7.2%
Deposits	33,119	32,604	515	1.6
Repurchase agreements	6,678	10,282	(3,604)	(35.1)
Total interest expense	$107,594	$106,103	$1,491	1.4

The increase in interest expense on FHLB borrowings was due primarily to a $1.72 billion increase in the average balance on the FHLB line of credit as a result of the daily leverage strategy, partially offset by a six basis point decrease in the weighted average rate paid on FHLB advances, to 2.43% for the current fiscal year. The decrease in the weighted average rate paid on the FHLB advance portfolio was primarily a result of renewals of advances to lower market rates during the prior fiscal year.

The decrease in interest expense on repurchase agreements was due primarily to the maturity of a $100.0 million agreement at 4.20% during the prior fiscal year. The repurchase agreement was replaced with an FHLB advance, which was at a lower rate than the maturing repurchase agreement.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") recorded a provision for credit losses during the current fiscal year of $771 thousand compared to a provision for credit losses during the prior fiscal year of $1.4 million. The $771 thousand provision for credit losses in the current fiscal year takes into account net charge-offs of $555 thousand and loan growth. Net charge-offs in the prior fiscal year were $1.0 million.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$14,897	$14,937	$(40)	(0.3)%
Insurance commissions	2,783	3,151	(368)	(11.7)
Loan fees	1,416	1,568	(152)	(9.7)
Other non-interest income	2,044	3,299	(1,255)	(38.0)
Total non-interest income	$21,140	$22,955	$(1,815)	(7.9)

The decrease in insurance commissions was due primarily to a decrease in annual commissions received from certain insurance providers as a result of less favorable claims experience year-over-year. The decrease in other non-interest income was due mainly to a decrease in bank-owned life insurance income, largely due to the receipt of death benefits during the prior year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$43,309	$43,757	$(448)	(1.0)%
Information technology and communications	10,360	9,429	931	9.9
Occupancy, net	9,944	10,268	(324)	(3.2)
Federal insurance premium	5,495	4,536	959	21.1
Deposit and loan transaction costs	5,417	5,329	88	1.7
Regulatory and outside services	5,347	5,572	(225)	(4.0)
Low income housing partnerships	4,572	2,416	2,156	89.2
Advertising and promotional	4,547	4,195	352	8.4
Other non-interest expense	5,378	5,035	343	6.8
Total non-interest expense	$94,369	$90,537	$3,832	4.2

The decrease in salaries and employee benefits expense was due primarily to the prior fiscal year including compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to two True Blue® Capitol dividends paid compared to one True Blue Capitol dividend paid during the current fiscal year. The increase in information technology and communications expense was primarily related to continued upgrades to our information technology infrastructure. The increase in federal insurance premium was due primarily to the daily leverage strategy. The increase in low income housing partnerships expense was due mainly to impairments, as well as to an increase in amortization expense due to an increase in the overall investment balance as a result of funding new partnerships and the general life cycle of the partnership activities. We have grown our investments in newly formed low income housing partnerships over the past couple of years. Generally, losses associated with these partnerships out-pace the tax credit benefit in the early years as they establish their operations.

The Company's efficiency ratio was 44.74% for the current fiscal year compared to 43.72% for the prior fiscal year. The change in the efficiency ratio was due primarily to an increase in non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $37.7 million for the current fiscal year compared to $37.5 million for the prior fiscal year. The effective tax rate for the current and prior fiscal year was 32.5%. Management anticipates the effective tax rate for fiscal year 2016 will be approximately 32% based on fiscal year 2016 estimates as of September 30, 2015.

Comparison of Operating Results for the Three Months Ended September 30, 2015 and June 30, 2015

Net income decreased $817 thousand, or 4.2%, from the quarter ended June 30, 2015 to $18.8 million, or $0.14 per share, for the quarter ended September 30, 2015, due primarily to an increase in non-interest expense, partially offset by an increase in net interest income. Net income attributable to the daily leverage strategy was $669 thousand during the current quarter.

Net interest income increased $927 thousand, or 2.0%, from the prior quarter to $47.9 million for the current quarter. The increase was due primarily to a decrease in total interest expense resulting largely from a decrease in interest expense on FHLB borrowings. The net interest margin increased four basis points from 1.71% for the prior quarter to 1.75% for the current quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.10% for the current quarter compared to 2.05% for the prior quarter. The increase in net interest margin, excluding the effects of the daily leverage strategy, was due mainly to the continued shift in the mix of interest-earning assets from relatively lower yielding assets to higher yielding loans and a decrease in the cost of FHLB advances.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased two basis points from the prior quarter, to 2.71%, while the average balance of interest-earning assets decreased $55.2 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have increased three basis points from the prior quarter, to 3.23%, while the average balance would have decreased $61.5 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$59,761	$58,922	$839	1.4%
MBS	8,260	8,849	(589)	(6.7)
FHLB stock	3,167	3,132	35	1.1
Investment securities	1,920	1,914	6	0.3
Cash and cash equivalents	1,303	1,357	(54)	(4.0)
Total interest and dividend income	$74,411	$74,174	$237	0.3

The increase in interest income on loans receivable was due to a $144.3 million increase in the average balance of the portfolio, partially offset by a three basis point decrease in the weighted average yield on the portfolio, to 3.64% for the current quarter. The decrease in the yield was due primarily to originations and purchases at rates below the existing loan portfolio yield.

The decrease in interest income on MBS was due to a $94.9 million decrease in the average balance of the portfolio, as well as to a two basis point decrease in the weighted average yield on the portfolio. Cash flows from the portfolio were used to fund loan growth. During the current quarter, $1.4 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 36 basis points. During the prior quarter, $1.4 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 35 basis points.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased three basis points from the prior quarter, to 1.09%, due mainly to a decrease in the weighted average rate paid on FHLB advances, and the average balance of interest-bearing liabilities decreased $15.0 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased five basis points from the prior quarter, to 1.31%, and the average balance would have decreased $22.9 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,539	$17,072	$(533)	(3.1)%
Deposits	8,390	8,377	13	0.2
Repurchase agreements	1,542	1,712	(170)	(9.9)
Total interest expense	$26,471	$27,161	$(690)	(2.5)

The decrease in interest expense on FHLB borrowings was due to an 11 basis point decrease in the weighted average rate paid on FHLB advances during the current quarter, to 2.34%, due primarily to the prepayment of a $175.0 million advance that had an effective rate of 5.08% and a remaining term-to-maturity of just over six months. The prepaid FHLB advance was replaced with a $175.0 million fixed-rate advance with an effective rate of 2.18% and a term of three years. The decrease in interest expense on repurchase agreements was due primarily to a $16.5 million decrease in the average balance of the portfolio, as well as to a decrease of 11 basis points in the weighted average rate paid on the portfolio, resulting from the maturity of a $20.0 million repurchase agreement at a rate of 4.45% during the current quarter, which was not replaced.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,845	$3,798	$47	1.2%
Insurance commissions	724	537	187	34.8
Loan fees	345	340	5	1.5
Other non-interest income	547	470	77	16.4
Total non-interest income	$5,461	$5,145	$316	6.1

The increase in insurance commissions was due largely to the receipt of annual commissions from certain insurance providers during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,382	$11,038	$344	3.1%
Information technology and communications	2,634	2,573	61	2.4
Occupancy, net	2,507	2,557	(50)	(2.0)
Federal insurance premium	1,403	1,342	61	4.5
Deposit and loan transaction costs	1,352	1,435	(83)	(5.8)
Regulatory and outside services	1,480	1,365	115	8.4
Low income housing partnerships	1,168	492	676	137.4
Advertising and promotional	1,840	1,069	771	72.1
Other non-interest expense	1,496	1,235	261	21.1
Total non-interest expense	$25,262	$23,106	$2,156	9.3

The increase in salaries and employee benefits expense was due largely to annual salary increases. The increase in low income housing partnerships expense was due primarily to impairments. The increase in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships.

The Company's efficiency ratio was 47.31% for the current quarter compared to 44.30% for the prior quarter. The change in the efficiency ratio was due primarily to an increase in non-interest expense.

Income Tax Expense
Income tax expense was $9.4 million for the current quarter compared to $9.1 million for the prior quarter. The increase between periods was due primarily to an increase in the effective income tax rate, from 31.8% for the prior quarter, to 33.2% for the current quarter. The prior quarter effective income tax rate was lower than the current quarter effective income tax rate, reflecting reduced income tax expense in the prior quarter, primarily as a result of higher deductible expenses associated with dividends paid on ESOP shares due to the True Blue Capitol dividend paid in June 2015.

Financial Condition as of September 30, 2015

Total assets were $9.84 billion at September 30, 2015 compared to $9.87 billion at September 30, 2014. Loans receivable, net, increased $391.9 million from September 30, 2014, to $6.63 billion at September 30, 2015. The majority of the loan growth was funded with cash flows from the MBS portfolio. During the current fiscal year, the Bank originated and refinanced $780.5 million of loans with a weighted average rate of 3.61%, purchased $651.0 million of loans from correspondent lenders with a weighted average rate of 3.47%, and participated in $60.3 million of commercial real estate loans with a weighted average rate of 4.06%.

Total liabilities were $8.43 billion at September 30, 2015 compared to $8.37 billion at September 30, 2014. The $55.8 million increase was due primarily to a $177.2 million, or 3.8%, increase in the deposit portfolio, partially offset by a $99.2 million decrease in FHLB borrowings. The growth in deposits was primarily in the retail certificate of deposit portfolio and checking portfolio, which increased $89.1 million and $47.7 million, respectively. The decrease in FHLB borrowings was due primarily to the daily leverage strategy activity.

Stockholders' equity was $1.42 billion at September 30, 2015 compared to $1.49 billion at September 30, 2014. The $76.7 million decrease between periods was due primarily to the payment of $114.2 million in cash dividends and the repurchase of $46.4 million of common stock, partially offset by net income of $78.1 million. The $114.2 million in cash dividends paid during the current fiscal year consisted of a $0.26 per share, or $35.5 million, cash true-up dividend related to fiscal year 2014 earnings per the Company's dividend policy, a $0.25 per share, or $33.9 million, True Blue Capitol Dividend, and four regular quarterly cash dividends totaling $0.33 per share, or $44.8 million. The $33.9 million True Blue Capitol Dividend was funded by a $36.0 million capital distribution from the Bank to the holding company.

On October 21, 2015, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.3 million, payable on November 20, 2015 to stockholders of record as of the close of business on November 6, 2015. On October 29, 2015, the Company announced a fiscal year 2015 cash true-up dividend of $0.25 per share, or approximately $33.2 million, related to fiscal year 2015 earnings per the Company's dividend policy. The $0.25 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2015 and total regular quarterly cash dividends paid during fiscal year 2015, divided by the number of shares outstanding as of October 26, 2015. The cash true-up dividend is payable on December 4, 2015 to stockholders of record as of the close of business on November 20, 2015, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal year 2015. Beginning with the second quarter of fiscal year 2015, the Company increased the amount of its regular quarterly cash dividend from $0.075 per share to $0.085 per share and paid a total of $0.84 per share in dividends during fiscal year 2015.

At September 30, 2015, Capitol Federal Financial, Inc., at the holding company level, had $96.2 million on deposit at the Bank. For fiscal year 2016, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. The payout is expected to be in the form of regular quarterly cash dividends of $0.085 per share, totaling $0.34 for the year, and a cash true-up dividend equal to fiscal year 2016 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2016. It is anticipated that the fiscal year 2016 cash true-up dividend will be paid in December 2016. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company completed its stock repurchase plan during the current quarter. The plan, announced in November 2012, authorized the repurchase of up to $175.0 million in stock. In total, the Company repurchased 14.6 million shares at an average price of $11.95 per share, or $175.0 million. The Company repurchased $46.4 million of the total $175.0 million of shares during the current fiscal year at an average price of $11.99 per share. On October 28, 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock, or approximately 5% of the balance of total stockholders’ equity at September 30, 2015. It is anticipated that shares will be purchased from time to time in the open-market based upon market conditions and available liquidity. There is no expiration for this repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2015	2015	2014
	(Dollars in thousands)
Stockholders' equity	$1,416,226	$1,426,723	$1,492,882
Equity to total assets at end of period	14.4%	15.6%	15.1%

The following table presents a reconciliation of total and net shares outstanding as of September 30, 2015.

Total shares outstanding	137,106,822
Less unallocated ESOP shares and unvested restricted stock	(4,296,498)
Net shares outstanding	132,810,324

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank and the Company in accordance with regulatory standards. As of September 30, 2015, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at September 30, 2015.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	11.3%	5.0%
Common equity tier 1 capital ratio	30.0	6.5
Tier 1 capital ratio	30.0	8.0
Total capital ratio	30.3	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of September 30, 2015 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,274,428
Unrealized gains on available-for-sale ("AFS") securities	(8,374)
Total tier 1 capital	1,266,054
Allowance for credit losses ("ACL")	9,443
Total capital	$1,275,497

The Fiscal Year 2015 Annual Meeting of Stockholders will be held on January 26, 2016, and the voting record date will be December 4, 2015. Management plans to furnish the Company's September 30, 2015 annual proxy materials to stockholders via the internet. Stockholders who are eligible to vote at the Fiscal Year 2015 Annual Meeting of Stockholders will receive a notice containing instructions on how to access the proxy materials over the internet and vote online at least 40 days prior to the Annual Meeting. The notice will explain how a stockholder can arrange to have printed materials sent to them, if so desired. Proxy materials will include the definitive proxy statement for the Fiscal Year 2015 Annual Meeting of Stockholders, and the September 30, 2015 Annual Report to Stockholders.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	September 30,
	2015	2014
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $764,816 and $799,340)	$772,632	$810,840
Securities:
AFS at estimated fair value (amortized cost of $744,708 and $829,558)	758,171	840,790
Held-to-maturity at amortized cost (estimated fair value of $1,295,274 and $1,571,524)	1,271,122	1,552,699
Loans receivable, net (ACL of $9,443 and $9,227)	6,625,027	6,233,170
FHLB stock, at cost	150,543	213,054
Premises and equipment, net	75,810	70,530
Income taxes receivable, net	1,071	—
Other assets	189,785	143,945
TOTAL ASSETS	$9,844,161	$9,865,028

LIABILITIES:
Deposits	$4,832,520	$4,655,272
FHLB borrowings	3,270,521	3,369,677
Repurchase agreements	200,000	220,000
Advance payments by borrowers for taxes and insurance	61,818	58,105
Income taxes payable, net	—	368
Deferred income tax liabilities, net	26,391	22,367
Accounts payable and accrued expenses	36,685	46,357
Total liabilities	8,427,935	8,372,146

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 137,106,822 and 140,951,203
shares issued and outstanding as of September 30, 2015 and 2014, respectively	1,371	1,410
Additional paid-in capital	1,151,041	1,180,732
Unearned compensation, ESOP	(41,299)	(42,951)
Retained earnings	296,739	346,705
Accumulated other comprehensive income, net of tax	8,374	6,986
Total stockholders' equity	1,416,226	1,492,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,844,161	$9,865,028

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2015	2015	2015	2014
INTEREST AND DIVIDEND INCOME:
Loans receivable	$59,761	$58,922	$235,500	$229,944
MBS	8,260	8,849	36,647	45,300
FHLB stock	3,167	3,132	12,556	6,555
Investment securities	1,920	1,914	7,182	7,385
Cash and cash equivalents	1,303	1,357	5,477	1,062
Total interest and dividend income	74,411	74,174	297,362	290,246

INTEREST EXPENSE:
FHLB borrowings	16,539	17,072	67,797	63,217
Deposits	8,390	8,377	33,119	32,604
Repurchase agreements	1,542	1,712	6,678	10,282
Total interest expense	26,471	27,161	107,594	106,103

NET INTEREST INCOME	47,940	47,013	189,768	184,143

PROVISION FOR CREDIT LOSSES	—	323	771	1,409
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	47,940	46,690	188,997	182,734

NON-INTEREST INCOME:
Retail fees and charges	3,845	3,798	14,897	14,937
Insurance commissions	724	537	2,783	3,151
Loan fees	345	340	1,416	1,568
Other non-interest income	547	470	2,044	3,299
Total non-interest income	5,461	5,145	21,140	22,955

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,382	11,038	43,309	43,757
Information technology and communications	2,634	2,573	10,360	9,429
Occupancy, net	2,507	2,557	9,944	10,268
Federal insurance premium	1,403	1,342	5,495	4,536
Deposit and loan transaction costs	1,352	1,435	5,417	5,329
Regulatory and outside services	1,480	1,365	5,347	5,572
Low income housing partnerships	1,168	492	4,572	2,416
Advertising and promotional	1,840	1,069	4,547	4,195
Other non-interest expense	1,496	1,235	5,378	5,035
Total non-interest expense	25,262	23,106	94,369	90,537
INCOME BEFORE INCOME TAX EXPENSE	28,139	28,729	115,768	115,152
INCOME TAX EXPENSE	9,354	9,127	37,675	37,458
NET INCOME	$18,785	$19,602	$78,093	$77,694

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2015	2015	2015	2014
	(Dollars in thousands, except per share amounts)
Net income	$18,785	$19,602	$78,093	$77,694
Income allocated to participating securities	(23)	(24)	(116)	(176)
Net income available to common stockholders	$18,762	$19,578	$77,977	$77,518

Average common shares outstanding	133,390,617	135,662,701	135,321,235	139,377,615
Average committed ESOP shares outstanding	124,346	83,052	62,458	62,458
Total basic average common shares outstanding	133,514,963	135,745,753	135,383,693	139,440,073

Effect of dilutive stock options	18,497	17,600	24,810	1,891

Total diluted average common shares outstanding	133,533,460	135,763,353	135,408,503	139,441,964

Net earnings per share:
Basic	$0.14	$0.14	$0.58	$0.56
Diluted	$0.14	$0.14	$0.58	$0.56

Antidilutive stock options, excluded
from the diluted average common shares
outstanding calculation	1,870,471	1,240,309	1,248,744	2,060,748

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.

	September 30, 2015			June 30, 2015			September 30, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One-to four-family	$6,342,412	3.63%	94.5%	$6,222,818	3.64%	95.0%	$5,972,031	3.72%	95.0%
Multi-family and commercial	110,938	4.14	1.6	108,576	4.14	1.7	75,677	4.39	1.2
Construction:
One- to four-family	75,152	3.57	1.1	68,748	3.54	1.0	72,113	3.66	1.1
Multi-family and commercial	54,768	4.13	0.8	17,420	3.85	0.3	34,677	4.01	0.6
Total construction	129,920	3.80	1.9	86,168	3.60	1.3	106,790	3.77	1.7
Total real estate loans	6,583,270	3.64	98.0	6,417,562	3.65	98.0	6,154,498	3.73	97.9

Consumer loans:
Home equity	125,844	5.00	1.9	125,907	5.04	1.9	130,484	5.14	2.0
Other	4,179	4.03	0.1	4,233	4.08	0.1	4,537	4.16	0.1
Total consumer loans	130,023	4.97	2.0	130,140	5.01	2.0	135,021	5.11	2.1
Total loans receivable	6,713,293	3.66	100.0%	6,547,702	3.67	100.0%	6,289,519	3.76	100.0%

Less:
Undisbursed loan funds	90,565			51,523			52,001
ACL	9,443			9,601			9,227
Discounts/unearned loan fees	24,213			23,850			23,687
Premiums/deferred costs	(35,955)			(33,740)			(28,566)
Total loans receivable, net	$6,625,027			$6,496,468			$6,233,170

The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in September 2015, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2015					September 30, 2014
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,010,517	63.2%	765	64%	$129	$3,978,396	66.6%	764	64%	$127
Correspondent purchased	1,846,213	29.1	764	68	344	1,431,745	24.0	764	68	332
Bulk purchased	485,682	7.7	752	65	310	561,890	9.4	749	67	311
	$6,342,412	100.0%	764	65	167	$5,972,031	100.0%	763	65	159

Loan Commitments
The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of September 30, 2015, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$13,955	$47,027	$16,054	$77,036	3.57%
Correspondent	7,106	60,643	13,786	81,535	3.81
	$21,061	$107,670	$29,840	$158,571	3.69

Rate	3.11%	3.96%	3.15%

Loan Activity

The following tables summarize activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Purchased loans include purchases from correspondent lenders and participations with other lead banks. There were no bulk loan purchases from nationwide lenders during the periods presented. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the fiscal years ended September 30, 2015 and 2014, the Bank endorsed $121.6 million and $36.4 million of one- to four-family loans, respectively, reducing the average rate on those loans by 98 and 113 basis points, respectively.

	For the Three Months Ended
	September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,547,702	3.67%	$6,418,780	3.71%	$6,317,251	3.74%	$6,289,519	3.76%
Originated and refinanced:
Fixed	165,646	3.73	207,895	3.50	131,532	3.49	101,270	3.74
Adjustable	51,634	3.59	47,609	3.55	36,053	3.63	38,878	3.75
Purchased and participations:
Fixed	164,397	3.64	147,887	3.51	144,370	3.56	94,374	3.74
Adjustable	65,722	3.69	29,046	2.92	41,858	2.94	23,705	2.96
Repayments	(280,671)		(301,835)		(250,422)		(228,940)
Principal charge-offs, net	(158)		(128)		(166)		(103)
Other	(979)		(1,552)		(1,696)		(1,452)
Ending balance	$6,713,293	3.66	$6,547,702	3.67	$6,418,780	3.71	$6,317,251	3.74

	For the Year Ended
	September 30, 2015		September 30, 2014
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,289,519	3.76%	$6,011,799	3.82%
Originated and refinanced:
Fixed	606,343	3.60	387,714	4.00
Adjustable	174,174	3.62	179,194	3.74
Purchased and participations:
Fixed	551,028	3.60	410,549	3.93
Adjustable	160,331	3.25	163,234	3.20
Repayments	(1,061,868)		(857,573)
Principal charge-offs, net	(555)		(1,004)
Other	(5,679)		(4,394)
Ending balance	$6,713,293	3.66	$6,289,519	3.76

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Year Ended
	September 30, 2015			September 30, 2015
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$81,627	3.06%	18.2%	$335,062	2.99%	22.4%
> 15 years	241,356	3.87	53.9	785,290	3.83	52.6
Multi-family and commercial real estate	6,062	4.38	1.4	32,580	3.86	2.2
Home equity	858	5.85	0.2	3,670	6.10	0.2
Other	140	9.65	—	769	8.07	0.1
Total fixed-rate	330,043	3.68	73.7	1,157,371	3.60	77.5

Adjustable-rate:
One- to four-family:
<= 36 months	1,674	2.73	0.4	6,871	2.61	0.5
> 36 months	61,794	3.07	13.8	220,886	2.98	14.8
Multi-family and commercial real estate	35,236	4.25	7.9	35,236	4.25	2.4
Home equity	18,320	4.55	4.1	69,975	4.58	4.7
Other	332	3.21	0.1	1,537	3.11	0.1
Total adjustable-rate	117,356	3.65	26.3	334,505	3.44	22.5

Total originated, refinanced and purchased	$447,399	3.67	100.0%	$1,491,876	3.57	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$162,285	3.63		$525,946	3.59
Participations - commercial real estate	2,112	4.40		25,082	3.79
Total fixed-rate purchased/participations	164,397	3.64		551,028	3.60

Adjustable-rate:
Correspondent - one- to four-family	30,486	3.05		125,095	2.96
Participations - commercial real estate	35,236	4.25		35,236	4.25
Total adjustable-rate purchased/participations	65,722	3.69		160,331	3.25

Total purchased/participation loans	$230,119	3.65		$711,359	3.52

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Year Ended
	September 30, 2015			September 30, 2015
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$161,750	77%	769	$563,107	77%	770
Refinanced by Bank customers	31,930	68	767	133,961	68	768
Correspondent purchased	192,771	75	765	651,041	74	765
	$386,451	75	767	$1,348,109	75	768

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the fiscal year ended September 30, 2015.

	For the Three Months Ended			For the Year Ended
	September 30, 2015			September 30, 2015
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$178,896	46.3%	3.60%	$639,537	47.4%	3.50%
Missouri	83,772	21.7	3.59	310,935	23.1	3.46
Texas	53,004	13.7	3.55	175,562	13.0	3.44
Other states	70,779	18.3	3.47	222,075	16.5	3.47
	$386,451	100.0%	3.56	$1,348,109	100.0%	3.48

The Bank has recently been, and intends to continue, participating in high-quality commercial construction-to-permanent loans through our correspondent lending channel. The Bank generally requires a minimum debt service coverage ratio of 1.25 and limits LTV ratios to 80% for multi-family and commercial real estate loans, depending on the property type. Multi-family and commercial real estate permanent and construction loans are originated or participated in based on the income producing potential of the property and the financial strength of the borrower and/or guarantors. The following table presents multi-family and commercial real estate permanent and construction loans and commitments by industry classification, as defined by the North American Industry Classification System, as of September 30, 2015.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$50,772	$40,518	$91,290	$—	$91,290	40.2%
Health care and social assistance	8,917	3,084	12,001	26,680	38,681	17.0
Arts, entertainment, and recreation	—	—	—	34,480	34,480	15.2
Real estate rental and leasing	21,162	1,267	22,429	—	22,429	9.9
Retail trade	11,711	—	11,711	—	11,711	5.2
Multi-family	15,900	—	15,900	—	15,900	7.0
Other	12,375	—	12,375	—	12,375	5.5
	$120,837	$44,869	$165,706	$61,160	$226,866	100.0%

The following table summarizes multi-family and commercial real estate permanent and construction loans by state as of September 30, 2015.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$45,454	$162	$45,616	$34,480	$80,096	35.3%
Texas	23,540	40,441	63,981	—	63,981	28.2
Missouri	28,626	3,083	31,709	26,680	58,389	25.7
Colorado	13,940	1,183	15,123	—	15,123	6.7
Arkansas	6,800	—	6,800	—	6,800	3.0
California	2,477	—	2,477	—	2,477	1.1
	$120,837	$44,869	$165,706	$61,160	$226,866	100.0%

The following table presents the Bank's multi-family and commercial real estate permanent and construction loan portfolio and outstanding commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding commitment amount, as of September 30, 2015.

	Count	Amount
	(Dollars in thousands)
Greater than $15 million	3	$96,396
>$10 to $15 million	4	48,878
>$5 to $10 million	3	22,293
$1 to $5 million	21	55,796
Less than $1 million	14	3,503
	45	$226,866

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of September 2015, the unemployment rate was 4.4% for Kansas and 5.3% for Missouri, compared to the national average of 5.1%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Of the loans 30 to 89 days delinquent at September 30, 2015, approximately 75% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	158	$16,955	150	$16,320	128	$13,097	164	$16,638	138	$13,074
Correspondent purchased	8	2,344	15	4,741	7	2,206	6	1,280	9	2,335
Bulk purchased	32	7,259	30	6,249	35	8,137	46	10,047	37	7,860
Consumer loans:
Home equity	32	703	34	646	30	681	41	916	33	770
Other	11	17	18	80	9	36	14	29	18	69
	241	$27,278	247	$28,036	209	$24,157	271	$28,910	235	$24,108
30 to 89 days delinquent loans
to total loans receivable, net		0.41%		0.43%		0.38%		0.46%		0.39%

	Non-Performing Loans and OREO at:
	September 30, 2015		June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	66	$6,728	70	$6,180	79	$8,047	75	$7,762	82	$7,880
Correspondent purchased	1	394	1	67	1	490	3	1,039	2	709
Bulk purchased	36	8,898	29	7,577	27	8,040	24	7,191	28	7,120
Consumer loans:
Home equity	24	497	19	443	23	366	20	354	25	397
Other	4	12	5	16	6	19	5	28	4	13
	131	16,529	124	14,283	136	16,962	127	16,374	141	16,119
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	77	9,004	71	9,224	80	9,709	89	9,636	67	7,473
Correspondent purchased	1	25	2	398	2	401	3	492	4	553
Bulk purchased	1	82	5	959	5	732	6	872	5	724
Consumer loans:
Home equity	12	295	10	219	6	108	5	91	2	45
Other	—	—	—	—	3	11	3	12	—	—
	91	9,406	88	10,800	96	10,961	106	11,103	78	8,795
Total non-performing loans	222	25,935	212	25,083	232	27,923	233	27,477	219	24,914

Non-performing loans as a percentage of total loans(2)		0.39%		0.39%		0.44%		0.44%		0.40%

OREO:
One- to four-family:
Originated(3)	29	$1,752	28	$1,920	36	$1,989	26	$2,551	25	$2,040
Correspondent purchased	1	499	2	714	1	216	—	—	1	179
Bulk purchased	2	796	4	1,019	5	1,162	5	685	2	575
Consumer loans:
Home equity	1	8	2	17	—	—	—	—	—	—
Other(4)	1	1,278	1	1,278	1	1,278	1	1,300	1	1,300
	34	4,333	37	4,948	43	4,645	32	4,536	29	4,094
Total non-performing assets	256	$30,268	249	$30,031	275	$32,568	265	$32,013	248	$29,008

Non-performing assets as a percentage of total assets		0.31%		0.33%		0.32%		0.35%		0.29%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014, and September 30, 2014, this amount was comprised of $2.2 million, $3.4 million, $1.2 million, $2.7 million, and $1.1 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $7.2 million, $7.4 million, $9.8 million, $8.4 million, and $7.7 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.25%, 0.22%, 0.27%, 0.26%, and 0.26%, at September 30, 2015, June 30, 2015, March 31, 2015, December 31, 2014, and September 30, 2014, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
	(Dollars in thousands)
Balance at beginning of period	$9,601	$9,406	$9,297	$9,227	$9,082
Charge-offs:
One- to four-family loans:
Originated	(175)	(108)	(83)	(58)	(56)
Correspondent purchased	—	—	(11)	—	(40)
Bulk purchased	(7)	(28)	(80)	(113)	(117)
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	(1)	(7)	(11)	(10)	(74)
Other consumer loans	—	(14)	(4)	(25)	(1)
Total charge-offs	(183)	(157)	(189)	(206)	(288)
Recoveries:
One- to four-family loans:
Originated	11	12	12	21	—
Correspondent purchased	—	—	—	—	—
Bulk purchased	—	—	4	54	—
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	14	17	6	27	6
Other consumer loans	—	—	1	1	—
Total recoveries	25	29	23	103	6
Net charge-offs	(158)	(128)	(166)	(103)	(282)
Provision for credit losses	—	323	275	173	427
Balance at end of period	$9,443	$9,601	$9,406	$9,297	$9,227

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs during the period
to average non-performing assets	0.52	0.41	0.51	0.34	0.97
ACL to non-performing loans at end of period	36.41	38.28	33.69	33.84	37.04
ACL to loans receivable, net at end of period	0.14	0.15	0.15	0.15	0.15
ACL to net charge-offs (annualized)	15.0x	18.7x	14.2x	22.6x	8.2x

	For the Year Ended
	September 30,
	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$9,227	$8,822
Charge-offs:
One- to four-family loans:
Originated	(424)	(284)
Correspondent purchased	(11)	(96)
Bulk purchased	(228)	(653)
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	(29)	(103)
Other consumer loans	(43)	(6)
Total charge-offs	(735)	(1,142)
Recoveries:
One- to four-family loans:
Originated	56	1
Correspondent purchased	—	—
Bulk purchased	58	64
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	64	72
Other consumer loans	2	1
Total recoveries	180	138
Net charge-offs	(555)	(1,004)
Provision for credit losses	771	1,409
Balance at end of period	$9,443	$9,227

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.01%	0.02%
Ratio of net charge-offs during the
period to average non-performing assets	1.87	3.38
ACL to non-performing loans at end of period	36.41	37.04
ACL to loans receivable, net at end of period	0.14	0.15
ACL to net charge-offs	17.0x	9.2x

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 80% of these portfolios at September 30, 2015. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2015			June 30, 2015			September 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,047,637	2.24%	3.2	$1,120,019	2.26%	3.3	$1,279,990	2.35%	3.7
GSE debentures	525,376	1.14	1.6	600,376	1.13	2.3	554,811	1.06	2.9
Municipal bonds	38,214	1.87	2.9	39,505	1.91	3.1	38,874	2.29	2.8
Total fixed-rate securities	1,611,227	1.87	2.7	1,759,900	1.87	3.0	1,873,675	1.97	3.4

Adjustable-rate securities:
MBS	402,417	2.22	5.3	431,238	2.22	5.3	506,089	2.24	5.4
Trust preferred securities	2,186	1.59	21.7	2,351	1.54	22.0	2,493	1.49	22.7
Total adjustable-rate securities	404,603	2.21	5.4	433,589	2.21	5.4	508,582	2.24	5.5
Total securities portfolio	$2,015,830	1.94	3.2	$2,193,489	1.93	3.4	$2,382,257	2.02	3.9

MBS: The following tables summarize the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	September 30, 2015			June 30, 2015			March 31, 2015			December 31, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,565,184	2.25%	3.9	$1,648,046	2.30%	4.3	$1,711,231	2.32%	4.5	$1,802,547	2.32%	4.2
Maturities and repayments	(99,840)			(100,538)			(86,156)			(89,795)
Net amortization of (premiums)/discounts	(1,362)			(1,412)			(1,258)			(1,332)
Purchases:
Fixed	—	—	—	20,532	1.74	4.5	25,137	1.53	3.8	—	—	—
Change in valuation on AFS securities	(1,443)			(1,444)			(908)			(189)
Ending balance - carrying value	$1,462,539	2.24	3.8	$1,565,184	2.25	3.9	$1,648,046	2.30	4.3	$1,711,231	2.32	4.5

	For the Year Ended
	September 30, 2015			September 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,802,547	2.32%	4.2	$2,047,708	2.40%	3.9
Maturities and repayments	(376,329)			(387,994)
Net amortization of (premiums)/discounts	(5,364)			(5,674)
Purchases:
Fixed	45,669	1.62	4.1	129,002	1.74	3.8
Adjustable	—	—	—	21,737	1.92	5.2
Change in valuation on AFS securities	(3,984)			(2,232)
Ending balance - carrying value	$1,462,539	2.24	3.8	$1,802,547	2.32	4.2

Investment Securities: The following tables summarize the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	September 30, 2015			June 30, 2015			March 31, 2015			December 31, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$641,532	1.18%	2.5	$620,193	1.18%	2.2	$539,012	1.18%	2.9	$590,942	1.15%	3.0
Maturities and calls	(76,387)			(30,000)			(28,051)			(54,081)
Net amortization of (premiums)/discounts	(70)			(52)			(68)			(95)
Purchases:
Fixed	—	—	—	52,379	1.31	3.1	105,212	1.16	1.7	810	1.22	5.0
Change in valuation on AFS securities	1,679			(988)			4,088			1,436
Ending balance - carrying value	$566,754	1.19	1.8	$641,532	1.18	2.5	$620,193	1.18	2.2	$539,012	1.18	2.9

	For the Year Ended
	September 30, 2015			September 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$590,942	1.15%	3.0	$740,282	1.14%	2.9
Maturities and calls	(188,519)			(289,649)
Net amortization of (premiums)/discounts	(285)			(379)
Purchases:
Fixed	158,401	1.21	2.1	138,908	1.04	2.8
Change in valuation on AFS securities	6,215			1,780
Ending balance - carrying value	$566,754	1.19	1.8	$590,942	1.15	3.0

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2015			June 30, 2015			September 30, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$188,007	—%	3.9%	$188,127	—%	3.9%	$167,045	—%	3.6%
Interest-bearing checking	550,741	0.05	11.4	559,428	0.05	11.6	523,959	0.05	11.2
Savings	311,670	0.16	6.4	311,658	0.16	6.5	296,187	0.15	6.4
Money market	1,148,935	0.23	23.8	1,148,490	0.23	23.8	1,135,915	0.23	24.4
Retail certificates of deposit	2,320,804	1.29	48.0	2,285,046	1.27	47.5	2,231,737	1.22	47.9
Public units/brokered deposits	312,363	0.40	6.5	320,439	0.31	6.7	300,429	0.63	6.5
	$4,832,520	0.72	100.0%	$4,813,188	0.70	100.0%	$4,655,272	0.70	100.0%

Public unit deposits were $312.4 million at September 30, 2015 compared to $258.6 million at September 30, 2014. There were no brokered deposits at September 30, 2015 compared to $41.9 million at September 30, 2014.

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of September 30, 2015:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$824,853	$191,214	$4,957	$—	$1,021,024	0.57%
1.00 – 1.99%	228,212	404,500	398,223	492,040	1,522,975	1.54
2.00 – 2.99%	38,120	—	951	49,576	88,647	2.20
3.00 – 3.99%	114	327	—	—	441	3.20
4.00 – 4.99%	80	—	—	—	80	4.40
	$1,091,379	$596,041	$404,131	$541,616	$2,633,167	1.18

Percent of total	41.4%	22.6%	15.4%	20.6%
Weighted average rate	0.75	1.22	1.44	1.84
Weighted average maturity (in years)	0.5	1.5	2.4	3.9	1.7
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.8

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of September 30, 2015. In August 2015, the Bank prepaid a $175.0 million fixed-rate FHLB advance with a contractual rate of 4.32% (effective rate of 5.08%) and a remaining term-to-maturity of just over six months. The prepaid FHLB advance was replaced with a $175.0 million fixed-rate FHLB advance with a contractual rate of 1.41% (effective rate of 2.18%) and a term of three years. At September 30, 2015, the Bank had $700.0 million outstanding on the FHLB line of credit, at a rate of 0.29%, in conjunction with the daily leverage strategy, that is not included in the following table.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2016	$400,000	$—	1.40%	1.97%
2017	500,000	—	2.69	2.72
2018	375,000	100,000	2.35	2.64
2019	300,000	—	1.68	1.68
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
	$2,575,000	$200,000	2.16	2.29

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of September 30, 2015.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2015	$188,140	0.71%	$149,654	0.19%	$200,000	1.94%	$537,794	1.02%
March 31, 2016	220,117	0.85	21,253	0.23	—	—	241,370	0.79
June 30, 2016	260,831	0.99	45,035	0.40	100,000	3.17	405,866	1.46
September 30, 2016	181,353	0.99	24,996	0.47	100,000	0.83	306,349	0.89
	$850,441	0.89	$240,938	0.26	$400,000	1.97	$1,491,379	1.08

The following tables present term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. At September 30, 2015, the Bank had $700.0 million outstanding on the FHLB line of credit, at a rate of 0.29%, in conjunction with the daily leverage strategy. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2015			June 30, 2015			March 31, 2015			December 31, 2014
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.49%	3.3	$2,795,000	2.51%	3.3	$2,795,000	2.55%	3.0	$2,795,000	2.45%	2.8
Maturities and prepayments:
FHLB advances	(175,000)	5.08		(100,000)	3.01		(250,000)	2.48		(250,000)	0.84
Repurchase agreements	(20,000)	4.45		—	—		—	—		—	—
New borrowings:
FHLB advances	175,000	2.18	3.0	100,000	2.25	7.0	250,000	2.06	6.4	250,000	1.99	5.2
Ending balance	$2,775,000	2.29	3.3	$2,795,000	2.49	3.3	$2,795,000	2.51	3.3	$2,795,000	2.55	3.0

	For the Year Ended
	September 30, 2015			September 30, 2014
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.45%	2.8	$2,845,000	2.75%	2.6
Maturities and prepayments:
FHLB advances	(775,000)	2.60		(450,000)	3.90
Repurchase agreements	(20,000)	4.45		(100,000)	4.20
New borrowings:
FHLB advances	775,000	2.09	5.3	500,000	2.36	6.3
Ending balance	$2,775,000	2.29	3.3	$2,795,000	2.45	2.8

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The terms presented for one- to four-family loans represent the contractual terms of the loan.

	September 30, 2015
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$566,754	1.19%	1.8	27.9%	5.9%
MBS - fixed	1,052,009	2.24	3.2	51.8	10.9
MBS - adjustable	410,530	2.22	5.3	20.3	4.2
Total investment securities and MBS	2,029,293	1.94	3.2	100.0%	21.0
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,256,611	3.25	3.9	18.7%	13.0
> 15 years	3,877,233	4.02	5.7	57.8	40.1
All other fixed-rate loans	191,142	4.28	3.3	2.8	2.0
Total fixed-rate loans	5,324,986	3.85	5.2	79.3	55.1
Adjustable-rate one- to four-family:
<= 36 months	329,800	1.91	3.8	4.9	3.4
> 36 months	878,768	2.91	2.8	13.1	9.1
All other adjustable-rate loans	179,739	4.34	1.4	2.7	1.8
Total adjustable-rate loans	1,388,307	2.86	2.9	20.7	14.3
Total loans receivable	6,713,293	3.65	4.7	100.0%	69.4
FHLB stock	150,543	5.98	2.5		1.6
Cash and cash equivalents	772,632	0.25	—		8.0
Total interest-earning assets	$9,665,761	3.06	4.0		100.0%

Transaction deposits	$2,199,353	0.16	6.5	45.5%	26.5%
Certificates of deposit	2,633,167	1.18	1.7	54.5	31.7
Total deposits	4,832,520	0.72	3.9	100.0%	58.2
Term borrowings	2,775,000	2.29	3.3	79.9%	33.4
FHLB line of credit	700,000	0.29	—	20.1	8.4
Total borrowings	3,475,000	1.89	2.6	100.0%	41.8
Total interest-bearing liabilities	$8,307,520	1.21	3.3		100.0%

At September 30, 2015, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $735.9 million, or 7.48% of total assets, compared to $166.2 million, or 1.8% of total assets, at June 30, 2015. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers would have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of September 30, 2015, the Bank's one-year gap is projected to be $25.2 million, or 0.3% of total assets. This compares to a one-year gap of -$271.2 million, or -3.0% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2015. The change in the one-year gap amount in both the base case and +200 basis point scenarios between periods was due primarily to lower interest rates at September 30, 2015 than at June 30, 2015, resulting in an increase in prepayment projections on the Bank's mortgage loan and MBS portfolios, as well as an increase in the amount of securities projected to be called, resulting in an increase in the amount of assets expected to reprice over the 12-month horizon. In addition, during the current quarter, the Bank prepaid a $175.0 million FHLB advance that was scheduled to mature in February 2016. The prepaid advance was replaced with a new $175.0 million fixed-rate FHLB advance with a term of three years, resulting in a decrease in the amount of liabilities expected to reprice in the 12-month horizon compared to the prior quarter.

The gap position of the Bank has been managed over the past several years in anticipation of higher interest rates. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at September 30, 2015. At September 30, 2015, $700.0 million of the daily leverage strategy was in place, so the yields/rates presented at September 30, 2015 in the tables below do not reflect the full effects of the daily leverage strategy. Weighted average yields are derived by dividing income (annualized for the three month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Year Ended September 30,
	September 30, 2015	2015			2014
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.65%	$6,389,964	$235,500	3.69%	$6,082,505	$229,944	3.78%
MBS(2)	2.24	1,632,117	36,647	2.25	1,931,477	45,300	2.35
Investment securities(2)(3)	1.19	604,999	7,182	1.19	648,939	7,385	1.14
FHLB stock	5.98	209,743	12,556	5.99	139,197	6,555	4.71
Cash and cash equivalents	0.25	2,125,693	5,477	0.25	420,194	1,062	0.25
Total interest-earning assets(1)(2)	3.06	10,962,516	297,362	2.71	9,222,312	290,246	3.15
Other noninterest-earning assets		232,234			221,229
Total assets		$11,194,750			$9,443,541

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$727,533	274	0.04	$676,773	259	0.04
Savings	0.16	306,456	462	0.15	291,957	353	0.12
Money market	0.23	1,149,203	2,679	0.23	1,137,734	2,635	0.23
Retail certificates	1.29	2,259,645	28,085	1.24	2,220,436	27,205	1.23
Wholesale certificates	0.40	312,857	1,619	0.52	303,528	2,152	0.71
Total deposits	0.72	4,755,694	33,119	0.70	4,630,428	32,604	0.70
FHLB advances(4)	2.24	2,571,439	62,437	2.43	2,499,888	62,348	2.49
FHLB line of credit	0.29	2,075,343	5,360	0.25	356,890	869	0.24
FHLB borrowings	1.82	4,646,782	67,797	1.46	2,856,778	63,217	2.21
Repurchase agreements	2.94	215,835	6,678	3.05	300,274	10,282	3.38
Total borrowings	1.89	4,862,617	74,475	1.53	3,157,052	73,499	2.32
Total interest-bearing liabilities	1.21	9,618,311	107,594	1.12	7,787,480	106,103	1.36
Other noninterest-bearing liabilities		108,522			102,638
Stockholders' equity		1,467,917			1,553,423
Total liabilities and stockholders' equity		$11,194,750			$9,443,541

Net interest income(5)			$189,768			$184,143
Net interest rate spread(6)	1.85			1.59			1.79
Net interest-earning assets		$1,344,205			$1,434,832
Net interest margin(7)				1.73			2.00
Ratio of interest-earning assets
to interest-bearing liabilities				1.14x			1.18x

Selected performance ratios:
Return on average assets				0.70%			0.82%
Return on average equity				5.32			5.00
Average equity to average assets				13.11			16.45
Operating expense ratio(8)				0.84			0.96
Efficiency ratio(9)				44.74			43.72
Pre-tax yield on daily leverage strategy(10)				0.20			0.21

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin				2.07			2.07
Return on average assets				0.83			0.85
Return on average equity				5.13			4.97

	For the Three Months Ended
	September 30, 2015			June 30, 2015
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$6,566,534	$59,761	3.64%	$6,422,240	$58,922	3.67%
MBS(2)	1,507,104	8,260	2.19	1,602,047	8,849	2.21
Investment securities(2)(3)	639,809	1,920	1.20	636,368	1,914	1.20
FHLB stock	209,725	3,167	5.99	209,890	3,132	5.98
Cash and cash equivalents	2,034,079	1,303	0.25	2,141,864	1,357	0.25
Total interest-earning assets(1)(2)	10,957,251	74,411	2.71	11,012,409	74,174	2.69
Other noninterest-earning assets	235,435			229,657
Total assets	$11,192,686			$11,242,066

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$738,912	69	0.04	$751,078	70	0.04
Savings	311,620	128	0.16	311,504	115	0.15
Money market	1,155,701	680	0.23	1,146,468	665	0.23
Retail certificates	2,283,492	7,245	1.26	2,283,125	7,158	1.26
Wholesale certificates	306,667	268	0.35	309,765	369	0.48
Total deposits	4,796,392	8,390	0.69	4,801,940	8,377	0.70
FHLB advances(4)	2,571,503	15,137	2.34	2,572,293	15,718	2.45
FHLB line of credit	2,084,783	1,402	0.26	2,076,924	1,354	0.26
FHLB borrowings	4,656,286	16,539	1.41	4,649,217	17,072	1.47
Repurchase agreements	203,478	1,542	2.97	220,000	1,712	3.08
Total borrowings	4,859,764	18,081	1.47	4,869,217	18,784	1.54
Total interest-bearing liabilities	9,656,156	26,471	1.09	9,671,157	27,161	1.12
Other noninterest-bearing liabilities	111,678			89,052
Stockholders' equity	1,424,852			1,481,857
Total liabilities and stockholders' equity	$11,192,686			$11,242,066

Net interest income(5)		$47,940			$47,013
Net interest rate spread(6)			1.62			1.57
Net interest-earning assets	$1,301,095			$1,341,252
Net interest margin(7)			1.75			1.71
Ratio of interest-earning assets
to interest-bearing liabilities			1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)			0.67%			0.70%
Return on average equity (annualized)			5.27			5.29
Average equity to average assets			12.73			13.18
Operating expense ratio(8)			0.90			0.82
Efficiency ratio(9)			47.31			44.30
Pre-tax yield on daily leverage strategy(10)			0.19			0.20

Selected performance ratios, excluding the effects of the daily leverage strategy:
Net interest margin			2.10			2.05
Return on average assets (annualized)			0.80			0.83
Return on average equity (annualized)			5.09			5.10

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $37.2 million and $36.8 million for the fiscal years ended September 30, 2015 and 2014 respectively, and $39.0 million and $37.9 million for the quarters ended September 30, 2015 and June 30, 2015, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents net interest income (annualized for the three month periods) as a percentage of average interest-earning assets.

(8)	The operating expense ratio represents non-interest expense (annualized for the three month periods) as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents pre-tax income (annualized for the three month periods) resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.